Exhibit 99.1

Energy Recovery Reports Unaudited Financial Results for the Third Quarter of 2013

THIRD QUARTER HIGHLIGHTS

●	Continued gains in manufacturing efficiency and strong prices achieved through market leadership drove gross profit margin to 60%, up from 55% in the third quarter of 2012

●	Disciplined cost management reduced operating expenses by 11% compared to the third quarter of 2012

●	Strong order flow and existing backlog reinforce expectations of full-year revenue for 2013 that is in line with previous guidance

SAN LEANDRO, CA, November 6, 2013 (GLOBE NEWSWIRE) -- Energy Recovery, Inc. (Nasdaq: ERII), a global leader in harnessing reusable energy from industrial fluid flows and pressure cycles, today announced its unaudited financial results for the third quarter of 2013.

For the current quarter, the Company reported net revenue of $4.9 million and a net loss of $(3.9) million, or $(0.08) per share. For the third quarter of 2012, the Company reported net revenue of $10.5 million and a net loss of $(1.8) million, or $(0.04) per share.

Tom Rooney, President and Chief Executive Officer, commented, "Results for the third quarter reflect the significant progress achieved from our focused efforts to improve manufacturing efficiency, drive out costs, and realize the benefits of operating leverage through increased production volume. For the current quarter, gross profit margin increased and operating expenses decreased relative to the same quarter a year ago. Just as importantly, we have robust demand for our products, with a large backlog of projects scheduled to ship in the fourth quarter, some of which were delayed from the third quarter including one multi-million-dollar order already shipped during the first week of October. Prices on projects shipped and in backlog remain strong, while we continue to command a substantial share of the global desalination market. Although the timing of mega-project shipments may introduce some variability into our quarterly results, the innovation, manufacturing efficiencies, and disciplined cost control implemented throughout the organization over the past several years provide us with a solid foundation to capitalize on the growing demand for energy recovery equipment in the desalination industry and anticipated demand in other emerging markets, such as oil and gas, over the long term to create value for our shareholders."

The Company achieved significant improvement in key profitability drivers, as gross profit margin increased from 55% in the third quarter of 2012 to 60% in the current quarter despite lower revenue. The company has undertaken substantial cost reduction efforts over the last two years, which include plant consolidation, vertical integration, targeted cost-out and value engineering exercises, and efficiency-enhancing initiatives to achieve lower unit costs and better production yields. Due to the successful implementation of these initiatives, the Company is able to enjoy, and even improve, gross profit margin to the extent that volume continues to grow and product mix and pricing remain stable.

Operating expenses decreased 11% from $7.6 million in the third quarter of 2012 to $6.8 million in the current quarter and were relatively flat compared to $6.6 million in the second quarter of this year. The Company maintained disciplined cost control, even as it funded increased investment in the oil and gas initiative, with research and development resources primarily focused on technical validation and commercialization of three oil and gas pilot programs with high-profile companies, all of which are on different continents.

The decrease in revenue was largely attributable to the timing of mega-project shipments, including one project that shipped during the first week of October. Consequently, due to a one-week delay in the scheduled shipment date, the Company recognized no revenue associated with mega-project shipments in the current quarter, whereas the third quarter of 2012 contained over $5 million of revenue pertaining to mega-project shipments. Based on scheduled shipment dates for projects currently in backlog, the Company anticipates uniquely strong revenue in the fourth quarter of 2013, which should generate full-year revenue results that are in line with previous guidance.

Of the $4.9 million in revenue reported for the third quarter of 2013, products and services related to PX devices comprised 73%, while products and services related to pumps and turbochargers represented 27%. Comparatively, for the third quarter of 2012, PX devices comprised 83% of total net revenue, while pumps and turbochargers represented the balance of 17%. Insofar as PX devices command higher gross profit margin than do pumps and turbochargers, the year-over-year shift in product mix was unfavorable, yet the Company still drove increased gross profit margin due to the reasons mentioned above.

The Company's balance sheet and cash position remain healthy. Excluding current and non-current restricted cash of $8.5 million, the Company at September 30, 2013 reported unrestricted cash of $15.8 million, short-term investments of $6.0 million, and long term-investments of $13.1 million, all of which represent a combined total of $34.9 million compared to $27.6 million at June 30, 2013. Cash flow in the third quarter of 2013 was enabled by strong collection activity, the sale of the land and building in Michigan generating net proceeds of $1.2 million, and refunds for federal income taxes paid in prior-year periods of $3.1 million. The quarter’s net loss of $3.9 million included certain non-cash items totaling $2.0 million, the largest of which were depreciation and amortization of $1.0 million and stock-based compensation of $0.5 million. For the nine months ended September 30, 2013, cash flow provided by operating activities was $2.7 million, caused by strong billing and collection activity offset by a build-up in inventories in anticipation of heavy shipment volume in the fourth quarter of 2013.

Alex Buehler, Chief Financial Officer, commented, “In the context of historically strong market share, we have positioned the Company with a far more efficient cost structure, allowing us to invest in growth opportunities tied to the application of energy recovery technologies in new end markets such as oil and gas. Results in the third quarter continue to demonstrate the significant progress achieved toward these strategic initiatives. At the same time, we maintain a highly liquid, unlevered financial position and operate with a 'capital light' strategy, which give us great confidence in the earnings potential and cash flow characteristics of this business over time.”

Mr. Rooney concluded, “The past few years have represented an investment in strengthening and positioning the company to optimize the value of our proprietary technology, and the strong market share enjoyed in the desalination market and significant improvement in gross profit margin are evidence of decisive success. We are excited by the growth prospects regarding the commercial introduction of our new oil and gas products. Field trials with three oil and gas customers are progressing, providing us with confidence that we will generate meaningful long-term revenue in a market where there are already 1,200 eligible facilities. Finally, we are the market leader in China, where the government has decreed desalination as the primary strategy to expand the supply of potable water, creating another growth opportunity. These are exciting times, and we are anxious to continue to strengthen the Energy Recovery franchise in the desalination market and to extend that franchise into the many other growth markets that can benefit from a technology that is both clean and economical.”

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on information currently available to us and on management's beliefs, assumptions, estimates, or projections and are not guarantees of future events or results. When used in this document, the words "anticipate," "can," "expect," "may," "remain," "should," "will," and similar expressions are intended to identify forward-looking statements, but are not exclusive means of identifying such statements. Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from the predictions in these forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements. In addition to any other factors that may have been discussed herein regarding the risks and uncertainties of our business, please see "Risk Factors" in our Form 10-K filed with the U.S. Securities and Exchange Commission ("SEC") on March 12, 2013 as well as other reports filed by the Company with the SEC from time to time.

Conference Call to Discuss Third Quarter Results

The conference call scheduled for tomorrow, November 7, 2013 at 7:30 a.m. PT will be in a "listen-only" mode for all participants other than the sell-side investment professionals who regularly follow the Company. The phone numbers for the call are 800-762-8779 (toll-free) or 480-629-9645 (local), and the access code is 4643373. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at 800-406-7325 (toll-free) or 303-590-3030 (local), access code 4643373, until November 21, 2013. Investors may also access the live call or the replay over the internet at www.streetevents.com or www.energyrecovery.com. The replay will be available approximately three hours after the live call concludes.

About Energy Recovery, Inc.

Energy Recovery, Inc. (Nasdaq: ERII) technology harvests power from high-pressure fluid flows and pressure cycles. Through collaboration with industry, Energy Recovery helps make industrial processes within water, oil & gas, and other industries more profitable and environmentally sustainable. With over 15,000 energy recovery devices installed worldwide, Energy Recovery sets the standard for engineering excellence, cost savings, and technical services to clients across the globe. Year after year, the Company's clean technologies save clients over $1.4 Billion (USD) in energy costs. Headquartered in the San Francisco Bay Area, Energy Recovery has offices in Madrid, Shanghai, and Dubai. For more information about Energy Recovery, please visit www.energyrecovery.com.

Unaudited Consolidated Financial Results

ENERGY RECOVERY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net revenue	$4,868	$10,498	$19,810	$27,550
Cost of revenue	1,966	4,696	8,615	13,836
Gross profit	2,902	5,802	11,195	13,714
Operating expenses:
General and administrative	3,625	3,825	11,121	10,899
Sales and marketing	1,737	1,860	5,607	5,114
Research and development	1,027	1,495	3,246	3,055
Amortization of intangible assets	230	262	691	785
Restructuring charges	140	167	184	277
Total operating expenses	6,759	7,609	20,849	20,130
Loss from operations	(3,857)	(1,807)	(9,654)	(6,416)
Interest expense	—	(1)	—	(6)
Other non-operating income (expense), net	27	36	79	99
Loss before income taxes	(3,830)	(1,772)	(9,575)	(6,323)
Provision (benefit) for income taxes	36	54	258	(253)
Net loss	$(3,866)	$(1.826)	$(9,833)	$(6,070)

Basic and diluted loss per share	$(0.08)	$(0.04)	$(0.19)	$(0.12)

Basic and diluted shares used in per share calculation	51,052	50,872	51,020	51,638

ENERGY RECOVERY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data and par value)

(unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$15,815	$16,642
Restricted cash	4,633	5,235
Short-term investments	5,997	9,497
Accounts receivable, net of allowance for doubtful accounts of $269 and $217 at September 30, 2013 and December 31, 2012, respectively	6,132	13,240
Unbilled receivables	1,040	5,020
Inventories	8,960	5,135
Deferred tax assets, net	500	500
Land and building held for sale	—	1,345
Prepaid expenses and other current assets	1,313	4,245
Total current assets	44,390	60,859
Restricted cash, non-current	3,900	4,366
Unbilled receivables, non-current	—	868
Long-term investments	13,078	4,773
Property and equipment, net of accumulated depreciation of $11,399 and $9,306 at September 30, 2013 and December 31, 2012, respectively	14,654	15,967
Goodwill	12,790	12,790
Other intangible assets, net	4,238	4,929
Other assets, non-current	2	2
Total assets	$93,052	$104,554
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,336	$2,154
Accrued expenses and other current liabilities	6,101	8,555
Income taxes payable	24	39
Accrued warranty reserve	1,036	1,172
Deferred revenue	788	918
Current portion of capital lease obligations	—	18
Total current liabilities	9,285	12,856
Deferred tax liabilities, non-current, net	1,873	1,706
Deferred revenue, non-current	154	411
Other non-current liabilities	2,112	2,200
Total liabilities	13,424	17,173
Commitments and Contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 52,891,423 and 51,108,820 shares issued and outstanding, respectively, at September 30, 2013; and 52,685,129 and 50,902,526 shares issued and outstanding, respectively, at December 31, 2012	53	53
Additional paid-in capital	119,372	117,264
Accumulated other comprehensive loss	(107)	(79)
Treasury stock, at cost, 1,782,603 shares repurchased at September 30, 2013 and December 31, 2012	(4,000)	(4,000)
Accumulated deficit	(35,690)	(25,857)
Total stockholders’ equity	79,628	87,381
Total liabilities and stockholders’ equity	$93,052	$104,554

ENERGY RECOVERY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2013	2012
Cash Flows From Operating Activities
Net loss	$(9,833)	$(6,070)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,801	2,945
Loss on disposal of fixed assets	19	—
Non-cash restructuring charges	184	243
Amortization of premiums/discounts on investments	279	402
Interest accrued on notes receivables from stockholders	—	(1)
Share-based compensation	1,717	2,097
(Gain) loss on foreign currency transactions	(5)	3
Deferred income taxes	167	162
Provision for (recovery of) doubtful accounts	248	(69)
Provision for warranty claims	177	283
Valuation adjustments for inventory reserves	81	20
Other non-cash adjustments	(88)	45
Changes in operating assets and liabilities:
Accounts receivable	6,869	(3,674)
Unbilled receivables	4,848	(1,361)
Inventories	(3,906)	1,283
Prepaid and other assets	2,933	405
Accounts payable	(718)	60
Accrued expenses and other liabilities	(2,635)	30
Income taxes payable	(17)	13
Deferred revenue	(387)	1,198
Net cash provided by (used in) operating activities	2,734	(1,986)
Cash Flows From Investing Activities
Capital expenditures	(1,077)	(2,105)
Proceeds from sale of assets held for sale	1,161	—
Purchase of marketable securities	(13,104)	(861)
Maturities of marketable securities	8,000	8,261
Decrease in restricted cash	1,068	611
Net cash (used in) provided by investing activities	(3,952)	5,906
Cash Flows From Financing Activities
Repayment of long-term debt	—	(85)
Repayment of capital lease obligation	(18)	(76)
Net proceeds from issuance of common stock	425	7
Repurchase of common stock	—	(4,000)
Net cash provided by (used in) financing activities	407	(4,154)
Effect of exchange rate differences on cash and cash equivalents	(16)	14
Net change in cash and cash equivalents	(827)	(220)
Cash and cash equivalents, beginning of period	16,642	18,507
Cash and cash equivalents, end of period	$15,815	$18,287